Exhibit 99.1

MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin® Completes Acquisition of Distributor in Finland

CAYMAN ISLANDS/June 30, 2008/PR Newswire/ - Garmin Ltd. (NASDAQ: GRMN) announced today that it has completed the acquisition of NavCor Oy (“NavCor”), the distributor of Garmin’s automotive, outdoor recreation, fitness and marine products in Finland. The company will be renamed Garmin Suomi Oy and will retain its management, sales, marketing and supporting staff, and will continue operations at its current headquarters and warehouse facility located in Lohja, Finland.

Dr. Min Kao, chairman and CEO of Garmin Ltd., said “We are very pleased to complete this acquisition and to be able to integrate the NavCor team into the Garmin organization. We anticipate the completion of this acquisition will enable us to expand our ability to support the key retail channels for our products in Finland.

Tony Malmström, managing director of NavCor, said "We look forward to achieving further growth of Garmin’s sales in Finland and to realizing the benefits of full integration into the Garmin team."

Financial terms of the transaction were not released.

About Garmin Ltd.
The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 - most of which are enabled by GPS technology. Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 29, 2007 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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